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                                  EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Invivo Corporation:


The audits referred to in our report dated July 28, 1999, included the related financial statement schedule for each of the years in the three-year period ended June 30, 1999, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement Nos. 333-32749 and 333-68831) on Form S-8 of Invivo Corporation of our reports relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999 and the related financial statement schedule, which reports appear in the June 30, 1999 annual report on Form 10-K of Invivo Corporation.


                                    KPMG LLP







San Francisco, California
September 27, 1999


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